Exhibit 99

                     Press Release, dated November 14, 1994


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FOR IMMEDIATE RELEASE
                                                       Contact: Thomas P. Carson
                                                                  (213) 965-5820


           SPELLING ELECTS NEW BOARD MEMBERS; REVISES DIVIDEND POLICY


     LOS ANGELES, CA, November 14, 1994 - Spelling Entertainment Group Inc. (NYSE:SP) announced today the election to its Board of Directors of Sumner M. Redstone, Frank J. Biondi, Jr., Philippe P. Dauman and J. Brian McGrath.

     Mr. Redstone is Chairman of the Board of Viacom Inc., one of the world's largest entertainment and publishing companies. Mr. Biondi is President and Chief Executive Officer, and Mr. Dauman is Executive Vice President, General Counsel and Chief Administrative Officer of Viacom. Mr. McGrath is Commissioner of the Thoroughbred Racing Associations. He has previously served in a number of executive positions in the entertainment industry, including President and Chief Executive Officer of ISL Marketing AG, a premier sports marketing company, various positions with Viacom, Executive Vice President of Columbia Pictures International and Coca-Cola Television and President and Chief Executive Officer of the Entertainment Business Sector International of The Coca-Cola Company.

     Steven R. Berrard, President and Chief Executive Officer of the Company, commented, "The election of Messrs. Redstone, Biondi and Dauman reflects our new relationship with Viacom. The addition of all four new directors brings to the Spelling Board talented individuals with an impressive breadth of experience in the entertainment industry. We are very pleased to be adding their considerable talents and expertise to our Board of Directors."

     In a separate action, Spelling's Board of Directors elected to discontinue its policy of paying quarterly dividends. Mr. Berrard stated "Viacom, like Blockbuster, has expressed tremendous enthusiasm for Spelling's growth prospects. Given the Company's expansion plans, the Board determined that it was in the best interest of all the Company's shareholders to reinvest available capital in the businesses of the Company."

     Spelling's operations encompass a broad range of businesses in the entertainment industry, including the worldwide distribution and production of television series, mini-series, movies for television, feature films and interactive entertainment. The Company holds a library in excess of 20,000 hours of programming. Viacom Inc. (AMEX: VIA, VIA.B) owns approximately 78% of the Company's outstanding common stock.

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